UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2009

MEDIFAST, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-23016	13-3714405
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Ident. No.)

11445 Cronhill Drive, Owing Mills, Maryland		21117
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (410)-581-8042

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR    230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR   240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

OWINGS MILLS, MD., March 5, 2009 -- Medifast, Inc. (NYSE: MED), a provider of leading clinically-proven portion controlled weight-loss programs, today announced the appointment of John P. McDaniel and Sr. Cathy Maguire, RSM, to the Medifast Board of Directors.  With the addition of Mr. McDaniel and Sr. Maguire, the Medifast Board of Directors is now comprised of fourteen members, ten of which are classified as independent under the rules of the New York Stock Exchange.

Mr. John P. McDaniel is a seasoned healthcare executive with more than 26 years of experience as a chief executive officer, most recently at MedStar Health in Columbia, Maryland. He managed one of the most comprehensive healthcare delivery systems in the mid-Atlantic region with annual revenues exceeding $3 billion, encompassing 25,000 employees, which included 5,000 physicians and eight leading hospitals and other health related businesses. Mr. McDaniel has a degree in Business Administration from Wittenberg University, a MHA in Health Management and Policy from the University of Michigan, and an Honorary Doctorate of Humane Letters (LHD) from Wittenberg University.

Sr. Cathy Maguire RSM, a Sister of Mercy, has served as Associate Executive Director at SILOAM, a Body, Mind, Spirit wellness center for the HIV/AIDS community, from 1997 - 2009.  Prior to this Sr. Maguire worked in AIDS Ministry within the prison system in Washington DC., and served as vocation director for her religious community for 8 years.  She received a BS degree in Education/English in 1972, a MS degree in Library Science in 1974 both from Villanova University, and a MA degree in Theology with an emphasis in Pastoral Ministry & Spirituality in 1995 from St. Michael’s College in Vermont.  She served on the Board of the National Religious Vocation Conference from 1990-1992.

Mr. McDaniel and Ms. Maguire are not parties to any transaction with the Company or any subsidiary of the Company, and the Company has not entered into arrangements in connection with his election to the Board of Directors.

Item 9.01                      Exhibits

Exhibits pursuant to Item 5.02

99.1       Press release dated  May 5, 2009 announcing election of two new board members\

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIFAST, INC.

Date: March 5, 2009	By:	/s/ Michael S. McDevitt
Michael S. McDevitt Chief Executive Officer